Exhibit 3.1

CERTIFICATE OF DECREASE

OF

SHARES DESIGNATED AS

FIXED RATE CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES A

OF

DISCOVER FINANCIAL SERVICES

(Pursuant to Section 151(g) of the Delaware General Corporation Law)

Discover Financial Services, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation") does hereby certify:

FIRST: In a Certificate of Designation filed with the Secretary of State of the State of Delaware on March 11, 2009, pursuant to Section 151 of the General Corporation Law of the State of Delaware, the Corporation was authorized to issue 1,224,588 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, ("Series A Preferred Stock") as a series of the Corporation's authorized Preferred Stock, par value $0.01 per share; and

SECOND: A duly authorized committee of the Board of Directors of the Corporation by written consent adopted on April 21, 2009 duly authorized and directed that the number of shares of the Series A Preferred Stock be decreased from 1,224,588 shares to 1,224,558 shares, in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware.

In witness whereof, the Corporation has caused this Certificate to be signed by its duly authorized officer this 22nd day of April, 2009.

DISCOVER FINANCIAL SERVICES

By: /s/ D. Christopher Greene

D. Christopher Greene

Vice President, Assistant General Counsel and

Assistant Secretary